Filed Pursuant to Rule 424(b)(2)

Registration No: 333-239163

Calculation of Registration Fee

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.538% Senior Notes due 2030	$650,000,000	100.000%	$650,000,000
Total	$650,000,000		$650,000,000	$84,370

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated June 15, 2020)

Amdocs Limited

$ 650,000,000 2.538% Senior Notes due 2030

We are offering $650,000,000 aggregate principal amount of our 2.538% Senior Notes due 2030 (the “Notes”). The Notes will mature on June 15, 2030. We will pay interest on the Notes at a rate of 2.538% per year semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2020. Interest on the Notes will accrue from June 24, 2020.

We may, at our option, redeem all or part of the Notes at any time at the redemption prices as described under “Description of Notes—Optional Redemption.” In addition, we may, at our option, redeem all, but not a part, of the Notes at any time in the event of certain changes in tax law as described under “Description of Notes—Tax Redemption.” Upon the occurrence of a change of control repurchase event, we will be required to make an offer to repurchase the Notes as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

The Notes will be our general senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including any indebtedness we may incur from time to time under our revolving credit facility. The Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our existing and future subsidiaries.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

The Notes are not and will not be listed on any securities exchange.

	Price to Public(1)	Underwriting Discount	Proceeds to Us, Before Expenses
Per Note	100.000%	0.650%	99.350%
Total	$650,000,000	$4,225,000	$645,775,000

(1)	Plus accrued interest, if any, from June 24, 2020, if settlement occurs after that date.

The underwriters expect to deliver the Notes to investors in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about June 24, 2020.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	RBC Capital Markets

Citigroup	HSBC	MUFG

June 17, 2020

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part consists of the accompanying prospectus, which provides more general information about debt securities we may offer from time to time, some of which may not apply to this offering and the Notes offered hereby.

If the description of this offering and the Notes offered hereby varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information in this prospectus supplement varies from the information contained in a document incorporated by reference into this document, you should rely on the information in the more recent document.

Before investing in the Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have incorporated by reference into this prospectus supplement and the accompanying prospectus that are listed under the heading “Where You Can Find More Information.”

We have not, and the underwriters have not, authorized anyone to provide you, and you should not rely on, any information other than that contained in, or incorporated by reference into, this document or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability or accuracy of, any other information that others may give you. Neither we, nor the underwriters, are making an offer to sell, or seeking an offer to buy, the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in U.S. dollars.

Certain monetary amounts, ratios and percentage data included in this prospectus supplement have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures that precede them.

Notices Under Guernsey Law

The directors of the Issuer have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this document, whether of facts or of opinion. All our directors accept responsibility accordingly.

Neither the Guernsey Financial Services Commission nor the States of Guernsey take any responsibility for the financial soundness of the Issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your accountant or legal, professional or financial adviser. It should be remembered that the price of the Notes and the income from the Notes can increase or decrease.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Amdocs,” “we,” “our,” “us” and the “Company” refer to Amdocs Limited and its consolidated subsidiaries, except where the context requires that such terms refer to Amdocs Limited only. However, in the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “we,” “us” and “our” are to Amdocs Limited (parent company) only and not to any of its subsidiaries. In addition, references to the “Issuer” refer to Amdocs Limited, as the issuer of the Notes, and not to any of its subsidiaries.

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Prospectus Supplement

Prospectus

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WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports and information with the U.S. Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

As required under the U.S. Securities Act of 1933, as amended (the “Securities Act”), we have filed a registration statement on Form F-3 relating to the Notes offered by this prospectus supplement and the accompanying prospectus with the SEC. This prospectus supplement and the accompanying prospectus are parts of such registration statement, which includes additional information, in accordance with applicable SEC rules and regulations. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only to a summary and that you should refer to the exhibits that are a part of the registration statement or that we otherwise filed with the SEC for a copy of the contract or other document. You may review a copy of the registration statement and such document through the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information in documents that we file later with the SEC will automatically update and, where applicable, supersede information in documents filed earlier with the SEC or contained in this document. We incorporate by reference into this prospectus supplement the documents listed below that have been previously filed with the SEC and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 20-F for the year ended September 30, 2019; and

•	Our Reports on Form 6-K filed on February 3, 2020 and May 18, 2020.

You may request a free copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this document, by writing to, or telephoning, us at the following address and phone number:

Amdocs Limited

c/o Amdocs, Inc.

Attention: Matthew E. Smith

1390 Timberlake Manor Parkway

Chesterfield, Missouri 63017

Telephone: 314-212-8328

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements (within the meaning of the United States federal securities laws) that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “expect,” “anticipate,” “believe,” “seek,” “estimate,” “project,” “forecast,” “continue,” “potential,” “should,” “would,” “could” and “may,” and other words that convey uncertainty of future events or outcome. Statements that we make in this prospectus supplement, including the documents incorporated by reference herein, that are not statements of historical fact also may be forward-looking statements. Forward-looking statements are not guarantees of future

S-iii

performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control. You should not place undue reliance on forward-looking statements. Although we may elect to update forward-looking statements in the future, we disclaim any obligation to do so, even if our assumptions and projections change, except where applicable law may otherwise require us to do so. You should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of the filing of this prospectus supplement.

Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; the duration and severity of the COVID-19 (coronavirus) pandemic, and its impact on the global economy; changes in competition in markets in which we operate; changes in the demand for our products and services; consolidation within the industries in which our customers operate; the loss of a significant customer; changes in the telecommunications regulatory environment; changes in technology that impact both the markets we serve and the types of products and services we offer; financial difficulties of our customers; losses of key personnel; difficulties in completing or integrating acquisitions; litigation and regulatory proceedings; and acts of war or terrorism. For a discussion of these important factors and other risks, please read the information set forth under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2019 and “Part II—Item 3—Risk Factors” in our report on Form 6-K filed on May 18, 2020, in each case, incorporated by reference in this document.

S-iv

SUMMARY

This summary description of our business and this offering may not contain all of the information that may be important to you before making a decision to invest in the Notes. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes thereto included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Company Overview

We are a leading provider of software and services for more than 350 communications, Pay TV, entertainment and media industry and other service providers in developed countries and emerging markets. Our customers include some of the largest telecommunications companies in the world (including America Movil, AT&T, Bell Canada, Singtel, Sprint, Telefonica, Telstra, T-Mobile and Vodafone), as well as cable and satellite providers (including Altice USA, Charter, Comcast, DISH, J:COM, Rogers Communications and Sky), small to midsized communications businesses and mobile virtual network enablers/mobile virtual network operators and directory publishers and other providers of media and other services. We also have technology and distribution ties to more than 1,400 content owners and over 800 video service providers worldwide, including Verizon, Turner and Warner Bros, to bring premium content to viewers on any screen, device or platform.

Our software and services, which we develop, implement and manage, are designed to meet the business imperatives of our customers and help them modernize, automate and digitize their business in the cloud. Our offerings are based on a product and services mix, using technologies and methodologies such as cloud, microservices, DevOps, open source, bimodal operations, Site Reliability Engineering (SRE) and increasing amounts of automation through standard information technology (IT) tools, open application programming interfaces (APIs) and artificial intelligence. As a result, our offerings enable service providers to efficiently and cost-effectively introduce new products and services, process orders, monetize data and content, support new business models and generally enhance their understanding of their customers. Our technology, design-led thinking approach and expertise help service providers to further transform into digital service providers, enhance their entertainment offerings, roll out and optimize their networks and serve their customers across all channels. In order to fulfill our responsibilities to our customers, we sometimes engage third-party vendors and system integrators providing complementary products and services, including hardware and software.

We are able to offer customers worldwide superior products and services, in large part because of our highly qualified and trained technical, engineering, sales, marketing, consulting, and management personnel. We combine deep industry knowledge and experience, advanced methodologies, industry best practices and pre-configured tools to help deliver consistent results and minimize our customers’ risks. We invest significantly in the ongoing training of our personnel in key areas such as industry knowledge, software technologies and management capabilities. Based in significant part on the skills and knowledge of our workforce, we believe that we have developed a reputation for reliably delivering quality solutions.

Our business is conducted on a global basis. We maintain development and support facilities worldwide, including Brazil, Canada, Cyprus, India, Ireland, Israel, Mexico, the Philippines, the United Kingdom and the United States and have operations in North America, Europe, Israel, Latin America, Africa and the Asia-Pacific region.

Our register of members is kept at our registered office, which is Hirzel House, Smith Street, St. Peter Port, Guernsey, GY1 2NG.

Our internet site is found at www.amdocs.com. The information on or accessible through our internet site is not incorporated by reference into, and is not made a part of, this prospectus supplement or the accompanying prospectus.

The Offering

This summary highlights certain terms of this offering and the Notes offered hereby but does not contain all of the information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. In particular, you should read this summary together with the more detailed information contained in “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Amdocs Limited.

Securities Offered	$650.0 million aggregate principal amount of 2.538% Senior Notes due 2030.

Maturity Date	June 15, 2030.

Interest Rate	2.538% per annum.

Interest Payment Dates	Semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2020.

Ranking	The Notes will be our general senior unsecured obligations and will:

•   rank equally in right of payment with all of our existing and future senior indebtedness, including any indebtedness we may incur from time to time under our revolving credit facility;

•   be effectively senior in right of payment to all of our existing and future subordinated indebtedness;

•   be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•   be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our existing and future subsidiaries.

As of March 31, 2020, after giving effect to this offering of the Notes, net of underwriting discount and our estimated offering expenses, the incurrence of the Tranche B short-term loan on May 5, 2020 and the expected repayment of the amount outstanding under our revolving credit facility and the Tranche A short-term loan prior to the completion of this offering, we would have had total indebtedness of $744.0 million, none of which was secured, and none of which was incurred by our subsidiaries (excluding intercompany liabilities) and would have been structurally senior to the Notes.

Additional Amounts	If we are required to withhold or deduct taxes from payments on the Notes under the laws of a Relevant Jurisdiction (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”), we will pay, subject to certain exceptions and limitations, such Additional Amounts (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”) on the Notes as may be necessary so that the net amount received by each holder of the Notes after such withholdings or deductions, if any, will equal the amount the holder would have received in respect of such Note in the absence of such withholding or deduction. See “Description of Notes—Payment of Additional Amounts.”

Optional Redemption	At any time prior to March 15, 2030 (three months prior to the maturity date of the Notes), we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes we redeem, plus a make-whole premium. On or after March 15, 2030, we may redeem the Notes at a price equal to their principal amount. In any such case, we also will pay any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Optional Tax Redemption	We may, at our option, redeem all, but not a part, of the Notes at any time in the event of certain changes in tax law that would require us to pay Additional Amounts to holders of the Notes in respect of withholding taxes, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s Notes at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date.

Covenants	We will issue the Notes under an indenture that will contain covenants for your benefit. These covenants will restrict our and our restricted subsidiaries’ ability, as the case may be, with certain exceptions, to:

•   create certain liens;

•   enter into certain sale/leaseback transactions; and

•   consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants will be subject to important exceptions and qualifications described under “Description of Notes—Certain Covenants.”

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes, including the repayment of indebtedness. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

Further Issuances	We may, without notice to or the consent of the then existing holders of the Notes, issue additional notes in an unlimited aggregate principal amount, which additional notes will have the same terms as, and will rank equally and ratably with, the Notes offered hereby except for the issue price, issue date and, if applicable, initial interest payment date and initial interest accrual date, provided that if the additional notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN or other identifying number, as applicable, that is different from that of the outstanding Notes. See “Description of Notes—Further Issuances.”

Form and Denominations	We will issue the Notes in the form of one or more fully registered global notes, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Beneficial interests in the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream, and beneficial interests in the Notes may not be exchanged for certificated securities, except in limited circumstances.

Absence of Public Market for the Notes	The Notes are new securities, and there is currently no established market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and may cease their market-making activities at any time without notice. See “Underwriting.”

Certain Tax Considerations	For certain Guernsey and United States federal income tax considerations of owning and disposing of the Notes, see “Tax Considerations.”

Trustee	The Bank of New York Mellon.

Risk Factors	Investing in the Notes involves substantial risks. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and in Item 3 of our Annual Report on Form 20-F for the year ended September 30, 2019 and “Part II—Item 3—Risk Factors” in our Report on Form 6-K filed on May 18, 2020, incorporated by reference herein, for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Summary Historical Consolidated Financial Information

Our historical consolidated financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars. The summary historical consolidated financial information set forth below has been derived from our audited and unaudited historical consolidated financial statements for the periods presented. The summary historical consolidated financial information as of and for each of the five years ended September 30, 2019 has been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, our independent registered public accounting firm. The summary historical consolidated financial information as of March 31, 2020 and for the six month periods ended March 31, 2020 and 2019 has been derived from our unaudited consolidated financial statements, which are unaudited but which have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of our management, our unaudited consolidated financial statements reflect all adjustments necessary for a fair presentation of the financial position and results of operations for those periods. The interim results are not necessarily indicative of results for the year ending September 30, 2020 or for any other period.

The summary historical consolidated financial information presented below should be read in conjunction with our audited and unaudited historical consolidated financial statements, the notes thereto and the discussion under “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F and our Report on Form 6-K, in each case, incorporated by reference into this document.

	Six months ended March 31,		Year ended September 30,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands, except share data)
Statement of Operations Data:
Revenue	$2,089,890	$2,031,712	$4,086,669	$3,974,837	$3,867,155	$3,718,229	$3,643,538
Operating income	300,289	283,272	569,746	428,307	517,333	483,141	515,948
Net income	242,970	225,971	479,446	354,396	436,826	409,331	446,163
Basic earnings per share	1.81	1.63	3.49	2.49	2.99	2.74	2.89
Diluted earnings per share	1.80	1.62	3.47	2.47	2.96	2.71	2.85

	As of
	March 31,	September 30,
	2020	2019	2018	2017	2016	2015
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term interest-bearing investments	$762,602	$471,632	$519,216	$979,608	$1,095,723	$1,354,012
Total assets	5,905,578	5,292,826	5,347,815	5,279,380	5,331,355	5,324,652
Long-term obligations
Convertible senior notes(1)	—	—	—	—	—	571
Equity	3,578,812	3,542,466	3,492,042	3,574,070	3,453,561	3,406,842

(1)

On September 6, 2016, we redeemed all of our outstanding convertible notes due 2024 at a redemption price of 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2019 and “Part II—Item 3—Risk Factors” in our Report on Form 6-K filed on May 18, 2020, in each case, incorporated by reference into this document.

Risks Related to our Business

The global outbreak of the COVID-19 pandemic may negatively impact the global economy in a significant manner for an extended period of time, and also could materially adversely affect our business and operating results.

On March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” This outbreak of COVID-19 has resulted in a widespread health crisis that has adversely affected and may continue to adversely affect the economies and financial markets worldwide. The COVID-19 pandemic could materially adversely impact our business, results of operations and financial results, depending on numerous evolving factors that we may not be able to accurately predict, including: the duration and severity of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of COVID-19 on economic activity and actions taken in response; the effect on our clients and client demand for our services and products; our ability to sell and provide our services and products, including as a result of travel restrictions and working directives; the effect of COVID-19 on our employees’ health and their effectiveness; the ability of our clients to pay for our services and products; and any closures of our and our clients’ offices and facilities. Negative economic conditions may cause customers generally to reduce their spending, delay or cancel projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating or terminating existing agreements. Any of these events could cause or contribute to the risks and uncertainties enumerated below and in our Annual Report on Form 20-F for the fiscal year ended September 30, 2019, incorporated by reference herein, and could materially adversely affect our business, financial condition, results of operations and/or stock price.

Risks Related to the Notes

We may incur significant additional indebtedness, which may affect our ability to satisfy our obligations under the Notes.

We and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, following the completion of this offering, after giving effect to the expected repayment of the amount outstanding under our revolving credit facility, we and our subsidiaries had $500.0 million available borrowings under our revolving credit facility as of March 31, 2020. Additionally, the Notes offered hereby contain no restrictive covenants on our ability to incur additional unsecured indebtedness. This could limit our ability to borrow additional funds, require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reduce the availability of our cash flow to fund working capital and capital expenditures, expose us to the risk of increased interest rates and increase our vulnerability to adverse economic or industry conditions. If new indebtedness is added to our or our subsidiaries’ current indebtedness levels, the related risks that we face would be increased, and we may not be able to meet all of our debt obligations, including payments on the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our indebtedness.

Our ability to make payments on, and to refinance, our indebtedness will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, including as a result of the ongoing COVID-19 pandemic, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under certain of our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our future liquidity needs. We cannot assure you, however, that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to make payments on our indebtedness as they become due or to fund our other liquidity needs. Any failure to make payments on our indebtedness on a timely basis would likely affect our credit ratings, which could also harm our ability to incur additional indebtedness, including borrowings under our revolving credit facility. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. In addition, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more restrictive covenants, which could further restrict our operations. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

If we default on our obligations to make payments on our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our other indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders of such indebtedness, and the remedies sought by the lenders of such indebtedness could prevent us from paying principal of, and any interest or premium on, the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow from operations or are otherwise unable to obtain funds necessary to make required payments on our other indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our other indebtedness, including the covenants contained in our revolving credit facility, we would be in default under the terms of the agreements governing such other indebtedness. In the event of such a default under our revolving credit facility, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, declare all of the outstanding loans thereunder to be due and payable and such default could cause a cross-default or cross-acceleration under our other indebtedness. As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your claims as a holder of the Notes are structurally subordinated to claims of creditors of our subsidiaries.

The Notes will not be guaranteed by any of our subsidiaries. As a result, you will be creditors of only the Company. Substantially all of our operations are conducted by our subsidiaries that will not be obligors under the Notes. All of the existing and future indebtedness and other liabilities of our subsidiaries, including any claims of trade creditors, debtholders (including lenders under our revolving credit facility, for which one of our subsidiaries is a subsidiary borrower) and preferred stockholders, if any, will be structurally senior to your claim as a holder of the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The indenture governing the Notes will not limit the ability of our subsidiaries to incur indebtedness or other liabilities. As of March 31, 2020, our subsidiaries had $350.0 million of indebtedness, excluding intercompany liabilities.

The Notes will be subject to a change of control repurchase event provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control repurchase event.

We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control repurchase event,” as defined in “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” Under the indenture governing the Notes, upon the occurrence of a change of control repurchase event, unless we have exercised our right to redeem all of the Notes, we will be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the Notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the Notes.

The Notes will be our general senior unsecured obligations and rank effectively junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

Subject to the restrictions in the indenture governing the Notes, we may incur secured indebtedness in the future. Holders of all of our existing and future secured indebtedness will have claims that rank effectively senior to your claims as holders of the Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment in respect of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claims to the assets that constitute their collateral. If any of these events occurs, the secured creditors could sell those of the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. Only when the applicable secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available to satisfy obligations under the Notes. Holders of the Notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to rank equally with the Notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the Notes will not be secured by any of our assets, it is possible that any remaining assets might be insufficient to satisfy your claims in respect of the Notes in full.

An active trading market may not develop for the Notes, which may make it more difficult to sell and accurately price the Notes.

The Notes are a new issue of securities. There is no established trading market for the Notes and an active trading market may not develop. In addition, we do not expect to list the Notes for trading on any securities exchange. The underwriters have advised us that they currently intend to make a market in the Notes after we complete this offering. However, the underwriters are not obligated to do so and may cease their market-making activities at any time without notice. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional financing. If any credit rating initially assigned to the Notes is subsequently downgraded, suspended or withdrawn for any reason, you may not be able to resell the Notes without a substantial discount.

The indenture governing the Notes will contain only limited covenants for the benefit of the Notes.

The indenture governing the Notes will contain only limited covenants, including those restricting our ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and sale and leaseback covenants will contain exceptions and qualifications that will allow us to incur liens with respect to certain material assets and/or enter into certain sale and leaseback transactions. See “Description of Notes—Certain Covenants.” In light of these exceptions and qualifications, holders of the Notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We currently have a repurchase program in place and pay regular quarterly dividends on our ordinary shares.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $644.0 million after deducting the underwriting discount and our estimated offering expenses.

We expect to use the net proceeds from this offering for general corporate purposes, including the repayment of indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020 on (i) an actual basis, (ii) an as adjusted basis to give effect to (a) the incurrence of the Tranche B short-term loan on May 5, 2020 and (b) the expected repayment of the amount outstanding under our revolving credit facility and the Tranche A short-term loan prior to the completion of this offering and (iii) as further adjusted to give effect to the issuance of the Notes offered hereby, net of underwriting discount and our estimated offering expenses. You should read this table in conjunction with our unaudited consolidated financial statements, the notes thereto and other financial information contained in our report on Form 6-K filed on May 18, 2020, incorporated by reference in this prospectus supplement. The as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of March 31, 2020
	Actual	As adjusted	As further adjusted
	(in thousands)
Cash and cash equivalents	$762,602	$512,602	$1,156,602

Debt(1)
Revolving credit facility due 2022(2)	300,000	—	—
Tranche A short-term loan due June 2020	50,000	—	—
Tranche B short-term loan due May 2021	—	100,000	100,000
2.538% Senior Notes due 2030 offered hereby	—	—	644,000

Total debt	$350,000	$100,000	$744,000
Total equity (including noncontrolling interests)	3,578,812	3,578,812	3,578,812

Total capitalization	$3,928,812	$3,678,812	$4,322,812

(1)	Following the completion of this offering, we intend to incur an additional $50.0 million short-term loan that we expect will mature in June 2021.
(2)

Following the completion of this offering, after giving effect to the expected repayment of the amount outstanding under our revolving credit facility, there will be $500.0 million of availability under our revolving credit facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement (the “Notes”) should be read in conjunction with the description of the general terms and provisions of our debt securities under the caption “Description of Debt Securities” in the accompanying prospectus.

The Notes will be issued as a series of debt securities under an indenture between us and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by a first supplemental indenture, each to be entered into concurrently with the issuance of the Notes offered hereby (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This summary may not contain all the information that you may find useful. You should read the indenture and the Notes, copies of which are available from us upon request as described under “Where You Can Find More Information,” in their entirety before making an investment decision. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “we,” “us” and “our” in this section of this prospectus supplement are only to Amdocs Limited and not to any of its subsidiaries.

General

The Notes will have the following basic terms:

•	the Notes will be our general senior unsecured obligations;

•	the Notes will rank equally in right of payment with all of our existing and future senior indebtedness, including any indebtedness we may incur from time to time under our revolving credit facility;

•	the Notes will be effectively senior in right of payment to all of our existing and future subordinated indebtedness;

•	the Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness;

•	the Notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our existing and future subsidiaries;

•	the Notes initially will be limited to $650,000,000 aggregate principal amount (subject to our right to issue additional Notes as described under “—Further Issuances” below);

•	the Notes will accrue interest at a rate of 2.538% per year;

•	the Notes will mature on June 15, 2030, unless redeemed or repurchased prior to such date in accordance with the applicable provisions of the indenture;

•

interest will accrue on the Notes from the most recent interest payment date to which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of the issuance of the Notes offered hereby), payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2020;

•	we may, at our option, redeem the Notes prior to stated maturity, in whole or in part, as described under “—Optional Redemption” below;

•

we may redeem the Notes as a whole but not in part, at our option, in the event of certain changes in tax law that would require us to pay Additional Amounts to holders of the Notes as described below;

•

we may be required to repurchase the Notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the Notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by Notes in definitive form (see “—Exchange of Global Notes for Certificated Notes” below); and

•	the Notes will be exchangeable and transferable at the office or agency maintained by us for such purposes (which initially will be the corporate trust office of the trustee).

We do not intend to list the Notes on any securities exchange or include the Notes in any automated quotation system.

The Notes will not be subject to any sinking fund.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or otherwise, for our account or for the account of one or more of our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives.

Interest

Interest on the Notes will be paid to the persons in whose name the Notes are registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (whether or not a business day). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a Note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any Note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the Notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made (i) by check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of the Notes, by wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location referred to in the preceding paragraph. No service charge will be assessed for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any Note subject to redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption. We and the registrar will not be required to register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The registered holder of a Note will be treated as the owner of that Note for all purposes.

Subject to applicable escheat laws, all amounts of principal of and premium, if any, and interest on, the Notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us upon our written request, and the holders of such Notes will thereafter look solely to us for payment.

Ranking

The Notes will be our general senior unsecured obligations. The Notes will rank equally in right of payment with all of our existing and future senior indebtedness, including any indebtedness we may incur from time to time under our revolving credit facility. The Notes will be effectively senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

In addition, the Notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our existing and future subsidiaries. We derive substantially all of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the Notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries. In addition, claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors, including trade creditors, of our subsidiaries.

As of March 31, 2020, after giving effect to this offering of the Notes, net of underwriting discount and our estimated offering expenses, the incurrence of the Tranche B short-term loan on May 5, 2020 and the expected repayment of the amount outstanding under our revolving credit facility and the Tranche A short-term loan prior to the completion of this offering, we would have had total indebtedness of $744.0 million, none of which was secured, and none of which was incurred by our subsidiaries (excluding intercompany liabilities) and would have been structurally senior to the Notes.

Payment of Additional Amounts

Payments made by us on the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future income Taxes, unless we or a paying agent is required to withhold or deduct Taxes by law. If any such withholding or deduction for or on account of Taxes imposed or levied by or on behalf of a Relevant Jurisdiction is at any time required by law to be made from any payment made with respect to the Notes, we will pay such additional amounts (“Additional Amounts”) on the Notes as may be necessary so that the net amount received by each holder of the Notes after such withholding or deduction will equal to the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)

that would not have been imposed but for the holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes, or the exercise or enforcement of any rights under or with respect to the Notes), including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)

that would not have been imposed but for the failure of the holder or any other person to comply, upon request addressed to the holder, with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner, if compliance is required as a precondition to exemption from such Tax;

(3)	payable other than by withholding from payments of principal of or interest on the Notes;

(4)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(5)

that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period);

(6)

that are imposed under Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof or rulings with respect thereto (“FATCA”), any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement for the implementation of FATCA or any fiscal or regulatory legislation, rules, official guidance or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or

(7)	in the case of any combination of items (1), (2), (3), (4), (5) and (6);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note to any such holder who is a fiduciary or a partnership or any other person that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

All references in this prospectus supplement and the accompanying prospectus to the payment of the principal of or interest on the Notes shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

Our obligations to pay Additional Amounts if and when due will survive the termination of the indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of us and to any jurisdiction in which such successor is incorporated, organized or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed by a Relevant Jurisdiction.

“Relevant Jurisdiction” means Guernsey or any other jurisdiction in which we are incorporated, organized or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made by us or on our behalf and, in each case, any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption

We may redeem the Notes at our option at any time in whole or from time to time in part prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such Notes, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points.

We may redeem the Notes at our option at any time in whole or from time to time in part on or after the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of the applicable Notes being redeemed, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the Notes and the indenture.

The following terms are relevant to the determination of the redemption price. We shall be responsible for determining the redemption price, and the trustee shall have no duty to make or otherwise verify any such determination made by us.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) if we obtain four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if we obtain fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by us; provided, however, that if any Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Par Call Date” means March 15, 2030, the date that is three months prior to the stated maturity date of the Notes.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, each of their respective successors, and any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the maturity date of such Note was the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining the Treasury Rate, the Independent Investment Banker will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

In the event that we choose to redeem less than all of the Notes, selection of the certificated Notes for redemption will be made pro rata or by lot or by such method as the trustee shall deem fair and appropriate; provided, that, in the case of Notes represented by global notes, Notes shall be selected in accordance with DTC’s applicable procedures. No Notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed (with a copy to the trustee). At our written request, the trustee shall give the notice of redemption on our behalf. Notice of redemption may, at our option and discretion, be subject to one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

Tax Redemption

We may redeem the Notes as a whole but not in part, at our option at any time prior to the stated maturity, upon the giving of a notice of redemption to the holders, if we determine that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation; or

•

any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above (including a decision of any court or tribunal), which change or amendment becomes effective (or in the case of a change in interpretation is announced) on or after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date), we are or will become obligated to pay Additional Amounts with respect to the Notes on the next succeeding interest payment date, as described above under “—Payment of Additional Amounts” and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to us (for the avoidance of doubt changing our jurisdiction of organization is not a reasonable measure for this purpose).

The redemption price will be equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to but excluding the Tax Redemption Date (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be provided not less than 15 nor more than 60 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notice of redemption is given, our obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of tax redemption, we will deliver to the trustee:

•

an officers’ certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the Notes have occurred; and

•

an opinion of independent tax counsel or tax advisor of recognized standing qualified with respect to tax matters of the Relevant Jurisdiction, selected by us to the effect that we are or would be obligated to pay Additional Amounts as a result of a change or amendment described above.

The foregoing provisions shall apply mutatis mutandis to any of our successors.

“Issue Date” means the date on which the Notes offered hereby are issued under the indenture.

“Tax Redemption Date” means the date fixed for redemption in accordance with the provisions set forth in this “—Tax Redemption.”

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the Notes as described under “—Optional Redemption” above, each holder of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering (the “change of control offer”) to repurchase the Notes at the option of the holders on the repurchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that our obligation to repurchase the Notes is conditioned on a change of control repurchase event occurring on or prior to the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a change of control repurchase event. To the extent the provisions of any such securities laws or regulations conflict with the provisions applicable to a change of control repurchase event set forth in the indenture, we will comply with such securities laws and regulations and shall not be deemed to have breached our obligations under the provisions applicable to a change of control repurchase event set forth in the indenture by virtue thereof; provided that we otherwise use commercially reasonable efforts to permit holders of the Notes to exercise their rights and to fulfill our obligations in the time and in the manner specified in the provisions applicable to a change of control repurchase event set forth in the indenture to the extent permitted by such securities laws or regulations.

On the business day immediately preceding the repurchase date following a change of control repurchase event, we will, to the extent lawful, deposit with the paying agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to the change of control notice; and

(2)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being repurchased by us.

The paying agent or tender agent appointed for such purpose will promptly deliver to each holder of Notes properly tendered the repurchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described below, purchases all of the Notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such repurchase date pursuant to the change of control offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the Notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described below under “—Certain Covenants— Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, the covenant relating to repurchases upon the occurrence of a change of control repurchase event and the covenant described in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a change of control offer in connection with a change of control repurchase event if a third party makes such an offer in connection with such change of control repurchase event in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Furthermore, holders may not be entitled to require us to repurchase their Notes in certain circumstances involving a significant change in the composition of our board of directors unless such change otherwise constitutes a change of control repurchase event.

We may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Notes under the terms of our existing or future debt instruments. See “Risk Factors—Risks Related to the Notes— The Notes will be subject to a change of control repurchase event provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of our voting shares or other voting shares into which our voting shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) we become a direct or indirect wholly-owned subsidiary of a company and (B)(i) the direct or indirect holders of the voting shares of such company immediately following that transaction are substantially the same as the holders of our voting shares immediately prior to that transaction and each holder holds substantially the same percentage of voting shares of such company as such holder held of our shares immediately prior to that transaction or (ii) our voting shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock (measured by voting power) of such company immediately after giving effect to such transaction; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting shares or the outstanding voting shares of such other person are converted into or exchanged for cash, securities or other property, other than any such transaction where our voting shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting shares (measured by voting power) of the surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, “rating agency” will include a substitute rating agency appointed by us.

“ratings event” means that the Notes cease to be rated investment grade by at least two of the three rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by us of our intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by any of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the Notes below investment grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes are rated investment grade by at least two of such rating agencies in question and is not subject to review for possible downgrade by such rating agencies). If any of the rating agencies ceases to provide a rating of the Notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such rating agency for the Notes shall be deemed to have ceased to be investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s, S&P, or any of them, as the case may be.

“voting shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the issued share capital or capital stock, as the case may be, of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the Notes in all respects (except for the issue date, issue price and, if applicable, initial interest payment date and initial interest accrual date). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Notes and will vote together as one class on all matters with respect to the Notes; provided that if the additional notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN or other identifying number, as applicable, that is different from that of the outstanding Notes.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligations,

•	paying dividends or making distributions on our issued share capital or the shares then in issue or capital stock, as the case may be, of such subsidiaries, or

•	purchasing or redeeming our issued share capital or the shares then in issue or capital stock, as the case may be, of such subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the Notes upon a change of control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above.

Among other things, the indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the Notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above and in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets.”

The indenture will contain the following principal covenants in addition to those set forth in the accompanying prospectus under “Description of Debt Securities—Certain Covenants”:

Limitation on Liens

We will not, and we will not permit any of our restricted subsidiaries to, create or incur any Lien upon (x) any Principal Property of ours or any of our restricted subsidiaries or (y) any ordinary shares or shares of stock, as the case may be, of any of our restricted subsidiaries, (in the case of clauses (x) and (y), whether now existing or owned or hereafter created or acquired), in order to secure any indebtedness of ours or any of our restricted subsidiaries unless, prior to or at the same time, the Notes (together with, at our option, any other indebtedness or guarantees of ours or any of our subsidiaries ranking equally in right of payment with the Notes) are equally and ratably secured with or, at our option, prior to, such secured indebtedness, until such time as such indebtedness is no longer secured by such Lien or such Principal Property is no longer owned by us or any of our restricted subsidiaries.

The foregoing restriction does not apply to:

(1)

Liens existing with respect to any person at the time such person becomes a direct or indirect subsidiary of ours, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)

Liens existing on Property at the time of acquisition thereof by us or any of our subsidiaries or at the time of acquisition by us or any of our subsidiaries of any person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach;

(3)	Liens securing indebtedness of ours or any of our subsidiaries owing to us or any of our subsidiaries;

(4)	Liens existing on the date of the initial issuance of the Notes (excluding any additional Notes);

(5)

Liens on Property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes a subsidiary of ours, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)	Liens created to secure the Notes;

(8)

Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)

Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)

Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11)

pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)

Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in our opinion, materially detract from the value of such Properties;

(13)

Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia) or any other country, or any department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(14)

Liens securing indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including issued share capital or capital stock, as the case may be), plant or equipment of ours or our restricted subsidiaries; provided, however, that the Lien may not extend to any other Property owned by us or any of our restricted subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(15)

Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16)	Liens on the capital stock or shares then in issue, as the case may be, of a subsidiary that is not a restricted subsidiary;

(17)	Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18)

Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(19)	Liens on Property incurred in connection with any transaction permitted under the “––Limitation on Sale and Leaseback Transactions” covenant described below; or

(20)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (19) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (19) shall not extend to or cover any Property of ours or any of our subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that, after giving effect to such indebtedness and the retirement of any indebtedness secured by Liens (other than Liens described in clauses (1) through (20) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (20) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of our Consolidated Tangible Assets. We and our restricted subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the issuance of the Notes offered hereby (excluding any additional Notes);

(2)	such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Principal Property by us or a restricted subsidiary;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4)

we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)

we apply or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Property or assets used or useful in our or its business or to the retirement of indebtedness that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, we may deliver Notes to the trustee for cancellation, such Notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) above), together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of our Consolidated Tangible Assets.

Definitions

The indenture will contain the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by our board of directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other similar intangible assets, all as shown on or reflected in our most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, total assets as shown on or reflected in our most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations).

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any direct or indirect subsidiaries of ours or (2) the financing of a project involving the development or expansion of our properties or properties of any direct or indirect subsidiaries of ours, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any direct or indirect subsidiary of ours or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means the land, improvements, buildings and fixtures that is real property located within the territorial limits of the United States (including its territories and possessions and Puerto Rico) or Israel owned or leased by us or any of our restricted subsidiaries and having a net book value which, on the date of determination as to whether a Property is a Principal Property is being made, exceeds 1% of Consolidated Total Assets, other than our principal corporate offices or primary campuses which will be considered a Principal Property regardless of the foregoing (it being understood that as of the date of the issuance of the Notes offered hereby, our campus located in Ra’anana, Israel comprises our principal corporate office and primary campus and is our only Principal Property), provided that Principal Property shall not include any Property that our board of directors (or an authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such Property to the business, financial condition and earnings of our subsidiaries and us taken as a whole) not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including issued share capital or shares of capital stock, as the case may be.

“restricted subsidiary” means a subsidiary of ours of which substantially all the property is located, or substantially all the business is conducted, in the United States or Israel.

“subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting rights of the issued share capital or capital stock, as the case may be, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

Events of Default

Each of the following will be an “event of default” under the indenture for the Notes:

(1)	default in the payment of any installment of interest on the Notes when due and payable, and the continuance of that default for 30 days;

(2)	default in the payment of the principal of, or any premium on, the Notes when due and payable (whether at maturity, upon redemption or otherwise);

(3)

a failure by us to repurchase Notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth above under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4)

failure to observe or perform any other covenants or agreements in the indenture in respect of the Notes, which failure continues for 90 days after written notice to us from the trustee or written notice to us and the trustee from the holders of at least 25% of the outstanding principal amount of the Notes then outstanding, in each case, requiring us to remedy the same, as provided in the indenture;

(5)

(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $100.0 million or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100.0 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding Notes (including any additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured; and

(6)	specified events relating to the bankruptcy, insolvency, reorganization or receivership of us.

Application of Defeasance and Satisfaction and Discharge Provisions

The accompanying prospectus contains sections entitled “Description of Debt Securities—Defeasance of the Indenture” and “Description of Debt Securities—Satisfaction and Discharge,” which describe provisions relating to the legal and covenant defeasance and the satisfaction and discharge of debt securities issued under the indenture and will apply to the Notes.

Same-Day Settlement and Payment

The Notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the Notes in certificated form. DTC will therefore require secondary market trading activity in the Notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Book-Entry; Delivery and Form; Global Notes

The Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of Notes represented by interests in a global note will not be entitled to receive their Notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the global note for all purposes under the indenture, the Notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any Notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the Notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any of our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters, the trustee nor any of our respective agents will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing DTC’s and such persons’ operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for Notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V. (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the Notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

Any notices required to be given to the holders of the Notes will be given to DTC, as the registered holder of the global notes, in accordance with DTC’s procedures. In the event that the global notes are exchanged for Notes in certificated form, notices to holders of the Notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of holders maintained by the registrar.

Regarding the Trustee

The Bank of New York Mellon, is the trustee under the indenture and has also been appointed by us to act as registrar, transfer agent and paying agent for the Notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business in addition to those described in the accompanying prospectus. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest (as defined in the Trust Indenture Act) and default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

TAX CONSIDERATIONS

You should consult your tax adviser regarding the applicable tax consequences to you of investing in the Notes under the laws of Guernsey and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Guernsey Tax Considerations

The information presented below is a discussion of the material Guernsey tax consequences of investing in the Notes. This information is intended as a general summary only and is based on the Guernsey tax legislation and the published practice of the Director of the Revenue Service in Guernsey, in each case in force as at the date of this document.

Holders of the Notes who are resident outside Guernsey (which includes Alderney and Herm) for Guernsey tax purposes will not be subject to any tax or withholding tax in Guernsey on payments in respect of their holding of the Notes provided such payments are not to be taken into account in computing the profits of any permanent establishment situate in Guernsey through which such holder carries on a business in Guernsey.

Holders of the Notes who are resident in Guernsey (which includes Alderney and Herm) for Guernsey tax purposes, or who are not resident in Guernsey but hold the Notes in relation to a business they carry on in Guernsey through a permanent establishment situate in Guernsey, will incur Guernsey income tax at the applicable rate on income arising from their holding of Notes. However, any tax payable in respect of such income will not be collected by way of deduction of withholding from any payments made to them of such income.

Guernsey currently does not levy taxes upon capital inheritances, capital gains, gifts, sales or turnover, nor are there any estate duties (save for registration fees and ad valorem duty payable upon an application for a Guernsey Grant of Representation where the deceased dies leaving assets in Guernsey, which require presentation of such a Grant). No duty is chargeable in Guernsey on the issue, transfer or redemption of the Notes.

U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the Notes, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire Notes. This discussion applies to you only if you are a U.S. Holder that (i) purchases Notes in this offering at the “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers), and (ii) holds the Notes as capital assets for U.S. federal income tax purposes. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including any special tax accounting rules under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), alternative minimum tax and Medicare contribution tax consequences, and differing tax consequences that may be applicable to you if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	holding Notes as part of a “straddle” or other integrated transaction;

•	a person whose functional currency is not the U.S. dollar;

•	holding Notes in connection with a trade or business conducted outside the United States;

•	a partnership (or any other entity treated as a partnership) for U.S. federal income tax purposes; or

•	a tax-exempt entity.

If you are a partnership (or any other entity treated as a partnership) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership owning Notes or a partner in such partnership, you should consult your tax adviser as to your particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, potentially with retroactive effect. This summary does not address state, local or non-U.S. tax consequences, U.S. federal estate or gift tax consequences or any consequences other than U.S. federal income tax consequences.

If you are considering the purchase of Notes, you should consult your tax adviser with regard to the application of the relevant U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note and are:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, for instance, as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event” and “Description of Notes — Payments of Additional Amounts.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the Internal Revenue Service (the “IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the projected payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Interest

It is expected, and therefore this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes. Interest payable on a Note will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. The amount of interest taxable as ordinary income will include amounts, if any, withheld in respect of non-U.S. taxes and, without duplication, any additional amounts paid with respect thereto. Interest will constitute foreign source income for U.S. federal income tax purposes, which may be relevant in calculating your foreign tax credit limitation.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a Note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or disposition and your tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “—Interest” above. Your tax basis in a Note will generally equal the amount you paid for such Note.

Gain or loss realized on the sale or other taxable disposition of a Note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are eligible to be taxed at rates lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Gain or loss generally will be U.S. source for purposes of computing your foreign tax credit limitation.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments on the Notes and proceeds received from a sale or other disposition of the Notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your Notes, unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (and certain specified entities) may be required to report information relating to accounts with non-U.S. financial institutions through which the Notes may be held. You should consult your tax adviser regarding your reporting obligations with respect to the Notes.

UNDERWRITING

We will enter into an underwriting agreement with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the underwriters named below, pursuant to which, and on the terms and subject to the conditions contained in the underwriting agreement, we will agree to sell to the underwriters, severally, and each of the underwriters named below will severally agree to purchase from us, the respective principal amount of the Notes set forth opposite its name in the following table.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$162,500,000
Morgan Stanley & Co. LLC	162,500,000
RBC Capital Markets, LLC	162,500,000
Citigroup Global Markets Inc.	65,000,000
HSBC Securities (USA) Inc.	65,000,000
MUFG Securities Americas Inc.	32,500,000

Total	$650,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for, and accept delivery of, the Notes offered hereby are subject to the approval of certain legal matters by their counsel and the satisfaction of certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken. The underwriting agreement also provides that, if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or this offering of the Notes may be terminated.

The underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. The underwriters may allow and each such dealer may reallow to other dealers a concession not in excess of 0.200% of the principal amount of the Notes. After the initial offering, such offering price to the public and such concessions and reallowances may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts to be paid to the underwriters by the Issuer in connection with this offering (expressed as a percentage of the principal amount of the Notes).

	Per Note	Total
Underwriting discounts to be paid by the Issuer	0.650%	$4,225,000

Expenses associated with this offering, excluding underwriting discounts, to be paid by the Issuer are estimated to be approximately $1.8 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of such liabilities.

The Notes are a new issue of securities with no established trading market. The Issuer has been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. See “Risk Factors—Risks Relating to the Notes— An active trading market may not develop for the Notes, which may make it more difficult to sell and accurately price the Notes.”

In connection with this offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the Notes sold by, or for the account of, such underwriter in stabilizing or short covering transactions. These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Issuer and/or its affiliates, for which they received or may receive customary fees and reimbursement of expenses. For example, certain of the underwriters and/or their respective affiliates act as agents, joint lead arrangers, joint bookrunners or lenders under the Issuer’s revolving credit facility and receive customary fees in connection therewith. All of the outstanding borrowings under the revolving credit facility, including amounts held by certain of the underwriters or their respective affiliates, are expected to be repaid prior to the completion of this offering. See “Capitalization.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments, and such investment and securities activities may involve securities and/or instruments of the Issuer.

Certain of the underwriters or their respective affiliates have a lending relationship with us and routinely hedge, and certain other of the underwriters or their respective affiliates may hedge or have hedged and are likely in the future to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) and the accompanying prospectus contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and, therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in any member state of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, the Notes may not be offered other than by an underwriter that (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The Notes may not offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification

In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offer of the Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations or would otherwise require a registration or filing with, or approval of, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (the “ASIC”) or any other governmental agency in relation to this offering of the Notes. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or the Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case, (i) the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act, (ii) the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license, (iii) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act), (iv) the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act and (v) such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth in this prospectus supplement and the accompanying prospectus and has no responsibility for this prospectus supplement and the accompanying prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered hereby should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Settlement

It is expected that delivery of the Notes against payment therefor will be made on or about June 24, 2020, which will be the fifth business day following the pricing of the Notes (or “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two business days thereafter will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next two business days thereafter should consult their advisors.

LEGAL MATTERS

Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for us by our legal counsel, Davis Polk & Wardwell LLP of 450 Lexington Avenue, New York, New York 10017. Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for the underwriters by White & Case LLP of 1221 Avenue of the Americas, New York, New York 10020. Carey Olsen (Guernsey) LLP of Carey House, Les Banques, St. Peter Port, Guernsey GY1 4BZ, our Guernsey counsel, will pass upon the validity of the Notes offered hereby with respect to Guernsey law.

EXPERTS

The consolidated financial statements of Amdocs Limited incorporated by reference in Amdocs Limited’s Annual Report (Form 20-F) for the year ended September 30, 2019, and the effectiveness of Amdocs Limited’s internal control over financial reporting as of September 30, 2019 have been audited by Ernst & Young LLP of 5 Times Square, New York, New York 10036, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Amdocs Limited

DEBT SECURITIES

We may offer debt securities from time to time. Specific terms of these securities will be provided in supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable supplement, as well as the documents incorporated herein and therein, carefully before you invest.

Investing in these debt securities involves certain risks. See “Risk Factors” on page 4 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement. This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Guernsey Financial Services Commission nor the States of Guernsey take any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this prospectus you should consult your accountant or legal, professional or financial adviser. The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the prospectus, whether facts or of opinion. All the directors of the Company accept responsibility accordingly. It should be remembered that the price of securities and the income from them can increase or decrease.

The date of this prospectus is June 15, 2020

We have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless otherwise noted or the context otherwise requires, references to “Amdocs,” “we,” “our,” “us” and the “Company” refer to Amdocs Limited and its consolidated subsidiaries, except where the context requires that such terms refer to Amdocs Limited only.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements (within the meaning of the United States federal securities laws) that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “expect,” “anticipate,” “believe,” “seek,” “estimate,” “project,” “forecast,” “continue,” “potential,” “should,” “would,” “could” and “may,” and other words that convey uncertainty of future events or outcome. Statements that we make in this prospectus, including the documents incorporated by reference herein, that are not statements of historical fact also may be forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict or over which we have no control. You should not place undue reliance on forward-looking statements. Although we may elect to update forward-looking statements in the future, we disclaim any obligation to do so, even if our assumptions and projections change, except where applicable law may otherwise require us to do so. You should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of the filing of this prospectus.

Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; the duration and severity of the COVID-19 (coronavirus) pandemic, and its impact on the global economy; changes in competition in markets in which we operate; changes in the demand for our products and services; consolidation within the industries in which our customers operate; the loss of a significant customer; changes in the telecommunications regulatory environment; changes in technology that impact both the markets we serve and the types of products and services we offer; financial difficulties of our customers; losses of key personnel; difficulties in completing or integrating acquisitions; litigation and regulatory proceedings; and acts of war or terrorism. For a discussion of these important factors and other risks, please read the information set forth under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended September 30, 2019 and in our Report on Form 6-K filed on May 18, 2020, in each case, incorporated by reference into this document.

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Amdocs Limited

Amdocs Limited was incorporated as a non-cellular company limited by shares under the laws of Guernsey in 1988. Since 1995, Amdocs Limited has been a holding company for the various subsidiaries that conduct our business on a worldwide basis. Our global business is providing software and services solutions to leading communications and media companies in North America, Europe and the rest of the world.

We are a leading provider of software and services for more than 350 communications, Pay TV, entertainment and media industry and other service providers in developed countries and emerging markets. Our customers include some of the largest telecommunications companies in the world (including America Movil, AT&T, Bell Canada, Singtel, Sprint, Telefonica, Telstra, T-Mobile and Vodafone), as well as cable and satellite providers (including Altice USA, Charter, Comcast, DISH, J:COM, Rogers Communications and Sky), small to midsized communications businesses and mobile virtual network enablers/mobile virtual network operators and directory publishers and other providers of media and other services. We also have technology and distribution ties to more than 1,400 content owners and over 800 video service providers worldwide, including Verizon, Turner and Warner Bros, to bring premium content to viewers on any screen, device or platform.

Our business is conducted on a global basis. We maintain development and support facilities worldwide, including Brazil, Canada, Cyprus, India, Ireland, Israel, Mexico, the Philippines, the United Kingdom and the United States and have operations in North America, Europe, Israel, Latin America, Africa and the Asia-Pacific region.

The foregoing information about us is only a general summary and is not intended to be comprehensive. You can find a more detailed description of our business and recent transactions in our Annual Report on Form 20-F for the fiscal year ended September 30, 2019, which is incorporated by reference into this prospectus.

Our registered office is Hirzel House, Smith Street, St. Peter Port, Guernsey, GY1 2NG, and the telephone number at that location is +44-1481-728444.

We maintain a website at www.amdocs.com where general information about us is available. The information on or accessible through our interest site is not incorporated by reference into, and is not made a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

As required under the U.S. Securities Act of 1933, as amended (the “Securities Act”), we have filed a registration statement on Form F-3 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement and incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. Whenever a reference is made in this prospectus or the applicable prospectus supplement to a contract or other document of ours, please be aware that the reference is only to a summary and that you should refer to the exhibits that are a part of the registration statement or that we otherwise filed with the SEC for a copy of the contract or other document.

We file annual and other reports and information with the SEC in accordance with the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is an important part of this prospectus and should be read with the same care. When we add to or update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information contained in or incorporated by reference into this prospectus is considered to be automatically updated and, where applicable, superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 20-F for the year ended September 30, 2019; and

(b)	Our Reports on Form 6-K filed with the SEC on February 3, 2020 and May 18, 2020.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing to Matthew E. Smith at Amdocs Limited, c/o Amdocs, Inc., 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017 or by calling at 314-212-8328.

ENFORCEABILITY OF U.S. LAWS

We are a non-cellular company limited by shares incorporated under the laws of Guernsey and a majority of our directors and executive officers are not citizens or residents of the United States. A significant portion of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for investors to effect service of process upon us within the United States or upon such persons outside their jurisdiction of residence.

Subject to the specific facts of a matter, the Guernsey courts would generally recognize any final and conclusive judgment under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) obtained against the Company in the courts of jurisdiction to which the Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957 does not apply, such as the United States, if deemed to have jurisdiction, in respect of the relevant matter in accordance with the principles of private international law as applied by Guernsey law and such judgment would be sufficient to form the basis of proceedings in the Guernsey courts for a claim for liquidated damages in the amount of such judgment. In such proceedings, the Guernsey courts would not re-hear the case on its merits save in accordance with the principles of private international law that form part of the laws of Guernsey or are otherwise applied by the Guernsey courts in respect of matters of Guernsey law.

RISK FACTORS

Investing in our debt securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, in our then most recent Annual Report on Form 20-F, “Part II—Item 3—Risk Factors” in our report on Form 6-K filed with the SEC on May 18, 2020 and any updates to those risk factors in our future filings, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities and the related indenture. The debt securities will be issued in one or more series under an indenture, to be entered into between us and The Bank of New York Mellon, as trustee (as amended and supplemented from time to time, the “indenture”), or any successor trustee, the form of which is attached as an exhibit to the registration statement to which this prospectus relates. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in one or more prospectus supplements and such description will supplement and, to the extent inconsistent with any portion of the description of our debt securities and the indenture contained in this prospectus, supersede the applicable portion of the description contained in this prospectus.

The indenture is subject to any amendments or supplements we may enter into from time to time as permitted under the indenture. We will file any amendments or supplements to the indenture as exhibits to a Report on Form 6-K or a post-effective amendment to the registration statement to which this prospectus relates.

The statements herein relating to the debt securities and the indenture are summaries and are subject to and qualified in its entirety by reference to the detailed provisions of the debt securities and the indenture. The descriptions set forth in this prospectus do not restate the indenture and do not contain all the information you may find useful. We urge you to read the indenture because it, and not the summary set forth in this prospectus or contained in any applicable prospectus supplement, defines your rights as a holder of the debt securities. Whenever we refer to particular sections of or defined terms in the indenture, those sections and definitions are incorporated by reference. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As used in this description of debt securities, “we,” “our,” “us,” “Amdocs” and the “Company” refer solely to Amdocs Limited and not to any of our subsidiaries.

General

We will describe in one or more prospectus supplements the terms of the series of debt securities that we may offer and the supplemental indenture relating to such series of debt securities. These terms will include the following:

•	the designation and the aggregate principal amount of the debt securities of the series;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, any specific subordination provisions applicable thereto;

•	whether the debt securities will be convertible into or exchangeable for our common stock or other securities and the terms and conditions governing such exchange or conversion;

•	any limit upon the aggregate principal amount of the debt securities of the series which may be issued;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series shall be payable;

•

the rate or rates, or the method of determination thereof, at which the debt securities of the series shall bear interest, the date or dates from which that interest shall accrue, the interest payment dates on which that interest shall be payable and the record dates for the determination of holders to whom interest is payable;

•	if other than U.S. dollars, the currency of the debt securities of the series and the currency in which payments on the debt securities of the series shall be payable;

•

if applicable, the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•

if applicable, our obligation to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or process by which and the period or periods within which and the terms and conditions upon which debt securities of the series would be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•

any events of default, if different from the existing events of default under the indenture described in this prospectus, and whether such additional or modified events of default are subject to covenant defeasance and/or legal defeasance;

•	the trustee, if different from the existing trustee under an indenture;

•

any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities of any series, and whether any such additional or modified covenant is subject to covenant defeasance; and

•	any other terms of the series.

Unless otherwise specified in any applicable prospectus supplement, when we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York.

Unless otherwise specified in any applicable prospectus supplement, each series of the debt securities will be issued in the form of one or more fully-registered debt securities in global form registered in the name of the nominee of The Depository Trust Company (“DTC”).

The indenture will not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. In addition, the indenture does not limit our ability to incur senior debt, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

We may, from time to time, without the consent of the holders of debt securities of a particular series, reopen that series of debt securities and issue additional debt securities of that series having the same ranking and the same interest rate, maturity and other terms as the debt securities of that series, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such additional debt securities, together with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, will constitute a single series of debt securities under the indenture; provided that if the additional debt securities are not fungible for U.S. federal income tax purposes with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, the additional debt securities will be issued under a separate CUSIP, ISIN or other identifying number, as applicable. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which those additional debt securities would be a part.

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

The trustee will initially be the registrar and paying agent for the debt securities. We will maintain an office in the continental United States where we will pay the principal of, and any premium and interest on, the debt securities and you may present the debt securities for registration of transfer and exchange. We have designated the corporate trust office of the trustee for this purpose.

Ranking

Unless otherwise specified in any applicable prospectus supplement, each series of debt securities will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to that series of debt securities. Each series of debt securities that is unsecured will be effectively subordinated in right of payment to all of our secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. The debt securities will not be guaranteed by any of our subsidiaries, and, as a result, will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our existing and future subsidiaries, which are separate legal entities from us and have no obligation to pay any amounts due pursuant to the debt securities or make funds available for such purpose.

Certain Covenants

Set forth below are summaries of certain covenants in the indenture that apply to us, unless otherwise provided in an applicable prospectus supplement. However, the indenture will not significantly limit our operations. In particular, the indenture will not:

•	limit the amount or frequency of dividends that we can pay;

•	limit the amount of debt securities that we may issue from time to time;

•	limit the number of series of debt securities that we may issue from time to time;

•	limit or otherwise restrict the amount of indebtedness which we or our subsidiaries may incur; or

•

contain any covenant or other provision that is specifically intended to afford any holder of debt securities any protection in the event of highly-leveraged transactions or similar transactions involving us or our subsidiaries.

Consolidation, Merger and Sale of Assets

The indenture will provide that we will not (i) merge or consolidate with any other person or (ii) sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any person (other than a subsidiary), in each case unless:

•

either we are the continuing person or the successor person (if not us) is a corporation, limited liability company or other entity that pursuant to a supplemental indenture to the indenture expressly assumes all of our obligations under the indenture and the debt securities issued and outstanding thereunder; provided that, in the event that the successor person is not a corporation, another person that is a corporation shall expressly assume, as co-obligor with that successor person, all of our obligations under the indenture and the debt securities issued and outstanding thereunder;

•	immediately after that merger or consolidation, or that sale, conveyance, transfer or other disposition, no default or event of default has occurred and is continuing under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or other disposition and that supplemental indenture (if any) comply with the indenture and, with respect to such opinion of counsel, that such supplemental indenture (if any) is authorized or permitted by the indenture and is the legal, valid and binding obligation of such successor person.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or convey, transfer or lease all or any part of its properties or assets to us or any of our subsidiaries.

In the event of any such merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor person or persons, such successor person or persons shall succeed to and be substituted for us, with the same effect as if it or they had been named in the indenture and the debt securities as us and we shall be relieved of any further obligations under the indenture and under the debt securities issued and outstanding thereunder and the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

Reports

Under the indenture, we will be required to file with the trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and other reports that are filed or furnished by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time those documents are filed via the EDGAR system or such successor procedure. Delivery of those reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt thereof will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture (as to which the trustee is entitled to rely conclusively upon officers’ certificates). The trustee shall have no liability whatsoever to determine whether any financial information has been filed or posted by us on the EDGAR system (or any successor system) or have any duty to monitor or determine whether we have delivered the reports described hereunder or otherwise complied with our obligations under this “—Certain Covenants—Reports”.

Events of Default

Unless otherwise provided in any applicable prospectus supplement, any of the following events will constitute an event of default under the indenture with respect to any series of debt securities:

•	default in the payment of any installment of interest on that series of debt securities when due and payable, and the continuance of that default for 30 days;

•	default in the payment of the principal of, or any premium on, that series of debt securities when due and payable (whether at maturity, upon redemption or otherwise);

•

failure to observe or perform any covenant or agreement in the indenture in respect of the debt securities of that series, which failure continues for 90 days after receipt of written notice to us from the trustee or to us and the trustee from the holders of at least 25% of the outstanding aggregate principal amount of that series of debt securities as provided in the indenture, in each case, requiring us to remedy the same;

•

(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $100 million or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million, without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of then outstanding debt securities of that series (including any additional debt securities); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

•	specified events relating to the bankruptcy, désastre, insolvency, reorganization or receivership of us.

If an event of default arising from specified events of the bankruptcy, désastre, insolvency, reorganization or receivership of us occurs with respect to a series of debt securities, the principal amount of all outstanding debt securities of that series will become due and payable immediately, without further action or notice on the part of the holders of the debt securities of that series or the trustee.

If any other event of default with respect to a series of debt securities occurs, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon any such declaration, the principal amount of that series of debt securities will become immediately due and payable.

However, at any time after a declaration declaring the principal amount of a series of debt securities to be due and payable immediately has been made or any series of debt securities shall have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series of debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee security or indemnity satisfactory to the trustee. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of such series.

Notice of Default

The trustee will, within 90 days after a responsible officer of the trustee obtains actual knowledge of the occurrence of a default with respect to a series of debt securities, send to the holders of such debt securities notice of such default relating to such series of debt securities, unless such default has been cured or waived. However, the Trust Indenture Act and the indenture permit the trustee to withhold notices of defaults (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices is in the interests of the holders.

We will furnish the trustee with an annual officers’ certificate certifying as to our compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding under or with respect to the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the debt securities you hold. In addition, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series must have made written request, and offered to the trustee such indemnity as it may require, to institute that proceeding as trustee, and, within 90 days following the receipt of that notice, request and offer of indemnity, the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, and any premium or interest on, the debt securities you hold at the place, time, rates and in the currency expressed in the indenture and the debt securities you hold and to institute a suit for the enforcement of that payment.

Modification of Indenture

We may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture with respect to one or more series of debt securities issued thereunder with the consent of holders of a majority in aggregate principal amount of the outstanding debt securities of all such series affected by such modification or amendment, voting as a single class. However, the consent of each holder affected is required for any amendment to:

•	change the stated maturity of principal of, or any installment of principal of or interest on, any debt security;

•

in the case of any series of subordinated debt securities, modify the subordination provisions of that series of subordinated debt securities in a manner materially adverse to the holders of that series of subordinated debt securities;

•	adversely affect the right of any holder of the debt securities to convert or exchange any debt security into or for our common stock or other securities in accordance with the terms of such security;

•	reduce the rate of or extend the time for payment of interest, if any, on any debt security or alter the manner of calculation of interest payable on any debt security;

•	reduce the principal amount or premium, if any, on any debt security;

•	make the principal of, and any premium or interest on, any debt security payable in a different currency than that stated in the debt security;

•

reduce the percentage in aggregate principal amount of any series of outstanding debt securities, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default;

•	change any place of payment where the debt securities or interest thereon is payable;

•	modify the interest rate reset provision of any debt security;

•

impair the right of any holder of the debt securities to receive payment of the principal of, and any premium or interest on, any debt securities on or after the respective due dates for such principal, premium or interest, or to institute suit for the enforcement of any such payment, or reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof, or adversely affect the right of repayment, if any, at the option of the holder, or extend the time for, or reduce the amount of, any payment to any sinking fund or analogous obligation relating to any debt security; or

•

modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in aggregate principal amount of debt securities whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of that series, and the holders of other series of debt securities shall not have any voting rights with respect to those matters as they relate to the debt securities of that series.

In addition, we and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities of any series for one or more of the following purposes:

•	to evidence that another person has become our successor and/or to add a co-obligor under the provisions of the indenture relating to mergers, consolidations, sales, conveyances, transfers or other dispositions of assets described under “—Certain Covenants—Consolidation, Merger and Sale of Assets” in this prospectus, and that the successor or successors assume our covenants, agreements and obligations in the indenture and in the debt securities issued thereunder;

•

to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of the debt securities as our board of directors shall consider to be for the protection of the holders of those debt securities, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture; provided, however, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•

to conform the terms of any series of debt securities to the description thereof in the applicable prospectus supplement; provided that any amendment made solely to conform the provisions of the indenture to the description of the debt securities contained in this prospectus or any applicable prospectus supplement or other offering document pursuant to which the debt securities were sold will not be deemed to adversely affect the interests of the holders of that series of debt securities;

•	to establish the forms or terms of debt securities of any series;

•

to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of the holders of such series of debt securities in any material respect;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indentures under the Trust Indenture Act as then in effect;

•	to provide for the issuance of additional debt securities of any series;

•

to provide for the exchange of any debt securities in global form represented by one or more global certificates for debt securities of the same series issued under the indenture in definitive certificated form in the circumstances permitted by the terms of the indenture and those debt securities, and to make all appropriate changes to the indenture for that purpose;

•

to add to, change or eliminate any of the provisions of the supplemental indentures in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any debt security of any series created prior to the execution of such supplemental indentures or (ii) shall become effective only when no debt securities of any series created prior to the execution of such supplemental indentures are outstanding;

•	to add guarantees with respect to any series of debt securities or to secure any series of debt securities; and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of any one or more series.

Defeasance of Indenture

We have the right to terminate all of our obligations with respect to a series of debt securities under the covenants described under “—Certain Covenants” in this prospectus and under such other covenants for that series as may be established and specified in the future in accordance with the terms of the indenture and to provide that any event of default expressed to be subject to covenant defeasance under the indenture shall no longer constitute an event of default under the indenture with respect to that series of debt securities, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations or foreign governments obligations (in the case of debt securities denominated in a foreign currency) the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient (which, in the case of U.S. government obligations or foreign government obligations, shall be determined in the opinion of an internationally recognized firm of independent accountants expressed in a written certificate delivered to the trustee), without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of that series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to any series of debt securities issued thereunder, other than (i) your right to receive, solely from the trust fund described below, payment of the principal of and each installment, if any, of principal of and interest on, the outstanding debt of such series on the stated maturity of such principal or installment of principal or interest due and (ii) certain obligations relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, lost or stolen debt securities, to maintain a registrar and paying agent in respect of the debt securities, to pay compensation to, and expenses of, and indemnify, the trustee, and with respect to the resignation or removal of the trustee, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations or foreign governments obligations (in the case of debt securities denominated in a foreign currency) the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, (which, in the case of U.S. government obligations or foreign government obligations, shall be determined in the opinion of an internationally recognized firm of independent accountants expressed in a written certificate delivered to the trustee), without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which, in the case of an opinion of counsel, is based upon a change in law after the date of the indenture.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of debt securities issued thereunder (except with respect to provisions that, by their terms, survive), if:

•

either (i) we have delivered to the trustee for cancellation all outstanding debt securities of that series (with certain limited exceptions), or (ii) all of the outstanding debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, or called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee in trust, funds sufficient to pay at maturity or upon redemption all of the outstanding debt securities of that series;

•	we also pay or cause to be paid all other sums then payable under the indenture by us;

•

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of such debt securities at maturity or the redemption date, as the case may be;

•	we have delivered an officers’ certificate and an opinion of counsel to the trustee, each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Subject to applicable law, any monies, U.S. government obligations and foreign government obligations (in the case of debt securities denominated in a foreign currency) deposited with the trustee for payment of principal of, and any premium or interest on, the debt securities of any series and not applied but remaining unclaimed by the holders of the debt securities of that series for two years after the date upon which the principal of, and any premium or interest on, the debt securities of such series, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holders of the debt securities of that series may look only to us for payment thereof.

Miscellaneous Provisions

The indenture will provide that certain debt securities, including those debt securities owned by us or any other obligor of the applicable debt securities or any person directly or indirectly controlled by or under direct or indirect common control with us or any other obligor of the applicable debt securities, will not be deemed to be “outstanding” in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities of a particular series have concurred in or given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes, except that, in determining whether the trustee shall be protected in relying on any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities that a responsible officer of the trustee has actual knowledge to be so owned shall be so disregarded.

We will be entitled to set any day as a record date for the purpose of determining the identity of holders of debt securities of any series issued under the indenture entitled to vote or consent (or to revoke any vote or consent) to any action under the indenture, in the manner and subject to the limitations provided in the indenture.

Resignation and Removal of a Trustee

The trustee may resign under the indenture at any time by giving written notice thereof to us.

Under certain circumstances, we may remove the trustee and appoint a successor trustee. The trustee may also be removed by act of the holders of a majority in aggregate principal amount of the then outstanding debt securities of one or more series issued and outstanding under the indenture.

No resignation or removal of a trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law and Consent to Jurisdiction

The indenture and any debt securities issued under the indenture, and any claim, controversy or dispute arising under or related to the indenture and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

We will agree that any legal action or proceeding arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the City of New York and any appellate court thereof, and we have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action or proceeding and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right to any other jurisdiction on account of our present or future place of residence or domicile or for any other reason. We have also agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

We have appointed Amdocs, Inc., located at 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017, as our agent upon which process may be served in any such action.

Judgment Currency

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due into any currency other than U.S. dollars to the fullest extent permitted by law, the rate of exchange used shall be the rate at which in accordance with normal banking procedures the payee could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. Our obligation with respect to any sum due from us to the trustee and the holders of the debt securities shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day following receipt by the trustee or the holders of the debt securities any sum in such other currency, and only to the extent that the trustee or such holders may in accordance with normal banking procedures purchase U.S. dollars with such other currency. If the U.S. dollars so purchased are less than the sum originally due to the trustee or the holders of the debt securities, we will indemnify the trustee and such holders of debt securities against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the trustee or the holders of debt securities, the trustee and the holders of debt securities agree to pay to us an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to such person.

FORM OF DEBT SECURITIES, CLEARING AND SETTLEMENT

Book-Entry System

Unless otherwise indicated in an applicable prospectus supplement, DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the debt securities. Unless otherwise indicated in an applicable prospectus supplement, each series of debt securities will be issued as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of the debt securities, will be issued with respect to each series of the debt securities and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities so long as the debt securities are represented by global security certificates.

Investors may elect to hold interests in the global debt securities through either DTC in the United States, Clearstream Banking S.A. (“Clearstream”) in Luxembourg, or Euroclear Bank S.A./N.V., ( “Euroclear”) in Brussels, Belgium if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the respective depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the clearance and settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is duly licensed bank incorporated as a société anonyme under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier). Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s US customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for participants of Euroclear (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear includes various other services, including credit, custody, securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Distributions with respect to each series of debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Definitive Certificate Form

We will issue debt securities in definitive certificated form in exchange for global securities if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary with respect to the applicable series of debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 90 days of such notice or of our becoming aware of that failure to be registered;

•

we determine at any time that the applicable series of debt securities will no longer be represented by global security certificates (in which case we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates representing such series of debt securities); or

•

any event shall have occurred and be continuing which, after notice or lapse of time, or both, would constitute an event of default with respect to the applicable series of debt securities, and that exchange is so requested by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under that series of debt securities.

Any global debt security, or portion thereof, that is exchangeable pursuant to the foregoing paragraph will be exchangeable for debt security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debt securities represented by these global security certificates registered in their names; and

•	will not be considered to be owners or holders of the global security certificates or any debt securities represented by these certificates for any purpose under the debt securities or the indenture.

All payments on the debt securities represented by the global security certificates and all transfers and deliveries of related debt securities will be made to the depositary or its nominee, as the case may be, as the holder of the debt securities.

Global Security Certificates

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee (in any of its capacities) or any of our respective agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Global Clearance and Settlement Procedures

Unless otherwise indicated in an applicable prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

PLAN OF DISTRIBUTION

We may sell the debt securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such debt securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Underwriters

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless provided otherwise in the applicable prospectus supplement, various conditions to the underwriters’ obligation to purchase the securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of the securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless provided otherwise in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. The prospectus supplement will name any agent involved in the offering and sale and will state any commissions we will pay to that agent. Unless provided otherwise in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities from it pursuant to contracts providing for payment and delivery on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we enter into with underwriters, dealers or agents may entitle them to indemnification by us against certain civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments that they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

Unless provided otherwise in the applicable prospectus supplement, each series of securities will be a new issue of securities without an established trading market. Various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP of 450 Lexington Avenue, New York, NY 10017, our U.S. counsel, will pass upon the validity of the offered securities with respect to U.S. Federal law and New York State law. Carey Olsen (Guernsey) LLP of Carey House, Les Banques, St. Peter Port, Guernsey GY1 4BZ, our Guernsey counsel, will pass upon the validity of the offered securities with respect to Guernsey law.

EXPERTS

The consolidated financial statements of Amdocs Limited incorporated by reference in Amdocs Limited’s Annual Report (Form 20-F) for the year ended September 30, 2019, and the effectiveness of Amdocs Limited’s internal control over financial reporting as of September 30, 2019 have been audited by Ernst & Young LLP, of 5 Times Square, New York, New York 10036, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AMDOCS LIMITED

$650,000,000

2.538% Senior Notes due 2030

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

RBC Capital Markets

Citigroup

HSBC

MUFG

June 17, 2020